                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                  ROBERDS, INC.
                                  -------------
                                (Name of Issuer)

                        Common Shares, Without Par Value
                        --------------------------------
                         (Title of Class of Securities)

                                   770292-10-0
                                   -----------
                                 (CUSIP Number)



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1)          Names of Reporting Persons
                        Kenneth W. Fletcher

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2)          Check the Appropriate Box if a Member of a Group
            (a)
            (b)
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3)          SEC Use Only

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4)          Citizenship or Place of Organization
                        United States Citizen

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Number of               (5)         Sole Voting Power           1,496,082
Shares
Beneficially            ----------------------------------------------------
Owned by                (6)         Shared Voting Power
Each
Reporting               ----------------------------------------------------
Person With
                        (7)         Sole Dispositive Power      1,496,082
                        ----------------------------------------------------
                        (8)         Shared Dispositive Power

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9)          Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                1,496,082

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10)         Check if the Aggregate Amount in Row (9) Excludes Certain Shares
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11)         Percent of Class Represented by Amount in Row (9):      24.9%
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12)         Type of Reporting Person:                                IN

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ITEM 1(a)   NAME OF ISSUER:

                   Roberds, Inc.

ITEM 1(b)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                   1100 East Central Avenue
                   Dayton, Ohio 45449-1888

ITEM 2(a)   NAME OF PERSON FILING:

                   Kenneth W. Fletcher

ITEM 2(b)   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                   1110 East Central Avenue
                   Dayton, Ohio 45449

ITEM 2(c)   CITIZENSHIP:

                   United States Citizen

ITEM 2(d)   TITLE OF CLASS OF SECURITIES:

                   Common Shares, Without Par Value

ITEM 2(e)   CUSIP NUMBER:

                   770292-10-0

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A (a-h):
                   Not applicable.

ITEM 4.     OWNERSHIP.

      (a)   Amount Beneficially Owned:                             1,496,082(1)
      (b)   Percent of Class:                                      24.9%
      (c)   Number of shares as to which such person has:
            (i)    sole power to vote or to direct the vote:       1,496,082
            (ii)   shared power to vote or to direct the vote:
            (iii)  sole power to dispose or to direct the
                   disposition of:                                 1,496,082
            (iv) shared power to dispose or to direct the disposition of:

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
                   Not applicable.


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1 Includes 1,000 shares held by Mr. Fletcher's spouse, for which Mr. Fletcher disclaims any beneficial ownership.

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
                   Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
                   Not applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
                   Not applicable.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.
                   Not applicable.

ITEM 10.    CERTIFICATION.

                   Not applicable.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct

February 9, 1998

-----------------------------
Date


                        *
-----------------------------
Signature


Kenneth W. Fletcher

-----------------------------
Name/Title

*By: /s/ Robert M. Wilson
     ------------------------
            Attorney-in-fact
            Pursuant to powers of attorney filed herewith

                                  EXHIBIT INDEX
                                  -------------

NUMBER        DESCRIPTION OF DOCUMENT
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Exhibit 99    Power of Attorney